                                                                      EXHIBIT 12

                            TUPPERWARE CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  HISTORICAL
                             (DOLLARS IN MILLIONS)

                                                 26 weeks ended                                        Year ended
                                              ---------------------      --------     ---------------------------------------------
                                              June 29,      July 1,      Dec. 30,     Dec. 31,   Dec. 25,      Dec. 26,    Dec. 28,
                                                1996         1995          1995         1994       1993          1992        1991
                                              ========      =======      ========     ========   ========      ========    ========

Income (loss) before income taxes and
  cumulative effect of accounting changes       $112.1       $104.2        $224.9       $191.2     $148.4       ($41.8)       $97.8
                                              ========      =======      ========     ========   ========      =======     ========
Fixed Charges:
Interest (expended or capitalized)                $2.5         $1.3          $3.1         $3.7      $16.7        $17.2        $27.5
Estimated interest factor on operating
  lease payments (one-third)                       6.0          6.2          13.1         15.6       14.0         14.1         14.4
                                              --------      -------      --------     --------   --------      -------     --------
Total fixed charges                               $8.5         $7.5         $16.2        $19.3      $30.7        $31.3        $41.9
                                              ========      =======      ========     ========   ========      =======     ========
Earnings:
Income (loss) before income taxes and
  cumulative effect of accounting changes       $112.1       $104.2        $224.9       $191.2     $148.4       ($41.8)       $97.8
Fixed charges                                      8.5          7.5          16.2         19.3       30.7         31.3         41.9
Interest capitalized                             -            -             -            -          -             (0.8)        (0.3)
                                              --------      -------      --------     --------   --------      -------     --------
Income (loss) before income taxes,
  cumulative effect of accounting
  changes and fixed charges                     $120.6       $111.7        $241.1       $210.5     $179.1       ($11.3)      $139.4
                                              ========      =======      ========     ========   ========      =======     ========
Ratio of earnings to fixed charges                14.2X        14.9X         14.9X        10.9X       5.8X         -  (A)       3.3X
                                              ========      =======      ========     ========   ========      =======     ========

(A) For the fiscal year ended December 26, 1992, fixed charges exceeded earnings by $42.6 million. Pre-tax income was reduced by a $136.7 million charge primarily related to consolidation of manufacturing capacity and restructuring of the U.S. distribution system. Excluding this charge, the ratio would have been 4.0.

                                                                      EXHIBIT 12

                            TUPPERWARE CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          PRO FORMA FOR DISTRIBUTION
                             (DOLLARS IN MILLIONS)

                                               26 weeks            Year
                                                 ended            ended
                                                June 29,         Dec. 30,
                                                  1996            1995
                                               =========         =======

Earnings:

Income before income taxes, cumulative
  effect of accounting changes and
  fixed charges - historical from
  Exhibit 12(a)                                  $120.6           $241.1
                                                 ======           ======

Fixed charges:

Fixed charges - historical from Exhibit 12(a)      $8.5            $16.2
Adjustment for estimated increase in
  interest expense from borrowings incurred
  in conjunction with the Distribution              7.0             16.9
                                                 ------           ------
Total fixed charges                               $15.5            $33.1
                                                 ======           ======

Pro Forma ratio of earnings to fixed
charges                                             7.8 X            7.3 X
                                                 ======           ======